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                                              Exhibit 99.1

PRESS RELEASE

CONTACTS:
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Jeffrey H. Cohen                           C. William Carey
Wasserstein Perella & Co., Inc.            Little Switzerland, Inc.
(212) 969-2715                             (617) 451-3312

Mary Ellen Goodall
Walter Denby
D.F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE
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                 LITTLE SWITZERLAND TERMINATES MERGER AGREEMENT
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               CITES DRHC'S FAILURE TO RAISE FINANCING; SUES DRHC
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     ST. THOMAS, U.S. VIRGIN ISLANDS, June 9, 1998 . . . Little Switzerland,
Inc. (NASDAQ:LSVI) today announced it has terminated its merger agreement with Destination Retail Holdings Corporation because of Destination's inability to raise the financing necessary to consummate the merger. Little Switzerland also said that it will be commencing legal action against Destination, Stephen Crane and certain related entities in the United States Federal Court for the District of Delaware, seeking damages caused by the defendants' breach of the merger agreement.

     Since Little Switzerland's satisfaction of all conditions to the merger on May 8, 1998, it has engaged in extensive and, in the end, unsuccessful negotiations with Destination regarding Destination's inability to close the merger. Destination has informed Little Switzerland that it is no longer in active discussions with Donaldson, Lufkin & Jenrette, Inc. regarding financing for the merger and that Donaldson, Lufkin & Jenrette will not, under any circumstances, provide any equity financing in connection with the proposed transaction. Moreover, Destination has no commitments in place to raise the financing necessary to consummate the merger. The Board of Directors believes that Little Switzerland has been irreparably harmed by Destination's inability to honor its contractual commitments under the merger agreement and has determined that the additional delay associated in continuing the process with Destination would entail considerable risk and cause additional harm to Little Switzerland's business. Despite Little Switzerland's numerous requests, Destination has consistently refused to provide Little Switzerland with any type of security or other consideration in exchange for an extension or to reimburse Little Switzerland for its expenses in connection with proceeding with the merger. In light of Destination's failure to raise the necessary financing and the harm
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to Little Switzerland's business that would likely result from the lengthy extension as requested by Destination, the Board of Directors of Little Switzerland believes that termination of the merger agreement with Destination is in the best interest of Little Switzerland and its stockholders.

     Little Switzerland has indicated that it will continue to transact business as an independent entity and will pursue its long-term business plan.
Commenting on the Company's future, Mr. C. William Carey, Chairman of Little Switzerland, said: "Though we're disappointed to have to terminate, it has become apparent to us that Destination doesn't have the financing and isn't going to get it. Since announcing the merger agreement with Destination, we have suffered the loss of certain key managers as well as adverse changes to certain of our vendor relationships. We are now compelled to protect the considerable assets of the Company we have today, including personnel and vendor relationships. Notwithstanding the painful setback handed to us by Destination, Little Switzerland remains a world class name in an important and growing market. We intend to do everything possible to increase shareholder value, beginning with implementing our business plan and growing our franchise."

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 24 stores on ten Caribbean islands, and three stores in Alaska cruise ship destinations. Little Switzerland's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.